Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	March 27, 2017
Shelly Oates, ext. 3202

AmeriGas Partners, L.P. Issues Notice of Redemption

VALLEY FORGE, Pa., March 27 – AmeriGas Partners, L.P. today announced that its wholly owned subsidiaries, AmeriGas Finance Corp. and AmeriGas Finance LLC (the “Issuers”), issued a notice calling for redemption of its 7.00% senior notes due 2022 (the “Notes”) that had not previously been tendered in connection with the Issuers’ tender offer that expired on February 10, 2017.

Following the completion of the tender offer, there was $102,512,000 principal amount of Notes that had not been tendered and accepted for repurchase. Holders of these Notes currently outstanding will receive a cash payment of $1,035 for each $1,000 principal amount of Notes called for redemption, plus accrued and unpaid interest up to, but not including, the redemption date, which will be May 20, 2017.

A notice of redemption is being sent to all currently registered holders of the outstanding Notes by the trustee, U.S. Bank National Association. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any Notes.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

AmeriGas Partners, L.P. Issues Notice of Redemption Page 2

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements regarding the redemption of the Notes, that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.